Exhibit 99.2


       AT&T-Led Consortium to Acquire 39 Percent Voting Stake in Net2Phone

FOR RELEASE FRIDAY, MARCH 31, 2000

         NEW YORK - An AT&T-led consortium today announced it will acquire a 39 percent voting stake in Net2Phone, the leading provider of Internet telephony and other web-based communications services.

         Under terms of the agreement, the consortium will purchase four million newly-issued Class A shares from Net2Phone at a price of $75 per share. In addition, the consortium will purchase 14.9 million Class A Net2Phone shares from IDT Corporation, Net2Phone's controlling shareholder, for $75 per share. Following these transactions, the consortium will have a 39 percent voting stake and a 32 percent economic stake in Net2Phone for a total cash investment of approximately $1.4 billion.

         In addition, the consortium and IDT have reached an agreement that gives the consortium the right of first refusal to purchase IDT's remaining stake of 10 million Class A shares in Net2Phone. If this right is exercised, the consortium will have a 59 percent voting interest and a 48 percent economic interest in Net2Phone. The consortium will also receive the option to convert IDT's remaining 10 million Class A shares into common shares. Class A shares have two votes per share, while common shares have one vote per share.

         AT&T plans to invest $725 million for a 51 percent interest in the consortium. Other partners -- including Liberty Media and BT -- are expected to purchase the remaining partnership interest.

         AT&T said it expects the transaction to be neutral to cash earnings per share and minimally dilutive to earnings per share for the next few years.

         "Net2Phone has established itself as the Internet's very own phone company," said AT&T Chairman and CEO C. Michael Armstrong. "It handles two out of every five calls routed over the Internet, and its award-winning communications and voice mail services are featured on the web's leading portals. Together with Net2Phone, we will develop a new generation of voice-enhanced web-based communications services. Our goal is to make telephones, web pages, and fax machines extensions of each other."

         "I am thrilled to be entering this strategic alliance with Mike Armstrong and his team," said Howard Jonas, chairman and CEO of IDT. "AT&T's adoption of the Net2Phone technology, along with our growing relationships with AOL and other major players in the Internet and telephony industries, provide a solid base from which we can create a standard in IP telephony which will allow the industry to move into the broadband future. We expect that the significant synergies created by these arrangements will bring value to shareholders of both companies and will ultimately benefit American consumers."

         "This is the ultimate proof of the transformation of telecom," said Howie Balter, CEO of Net2Phone. "AT&T, with its extended reach to every communications platform possible today, has entrusted us to enable all forms of communication with next generation IP voice technologies. We believe this is a big win for the entire communications industry as it brings next generation communicating into the new millennium with the companies that started it all."

         AT&T and Net2Phone plan to jointly develop new Internet voice applications for cable telephony and the business communications market. AT&T and IDT will each be granted a license to deploy Net2Phone's technologies on a guaranteed lowest cost basis.

         AT&T and IDT have also agreed to enter into a mutually beneficial commercial relationship. For example, they will become preferred suppliers to each other for a period of three years. AT&T will supply two-thirds of IDT's domestic voice and data communications services, and the two companies will co-locate equipment at each other's facilities. Further, IDT has reached similar commercial agreements for international services with Concert, the global joint venture of AT&T and BT. IDT expects to increase its revenue and lower its costs through these arrangements.

         The consortium will have the right to nominate three members to the board of directors of Net2Phone. The transaction, which has been approved by the boards of AT&T, IDT and Net2Phone, is expected to close by the third quarter 2000. The agreement is subject to the approval of federal regulatory agencies and certain other conditions. Net2Phone's shareholders must approve the 4 million new shares to be issued to the consortium.

         AT&T was advised by Merrill Lynch & Co., Inc. and Wachtell, Lipton, Rosen and Katz; IDT was advised by Morgan Stanley Dean Witter, Credit Suisse First Boston and by Sullivan & Cromwell; and the special committee of the board of directors of Net2Phone was advised by Salomon Smith Barney and Hughes Hubbard & Reed.

         Net2Phone is a leading provider of voice-enhanced Internet communications services to individuals and businesses worldwide. Net2Phone develops and markets technology and services for IP voice and e-commerce solutions for the web and other IP networks. Net2Phone's award-winning products include PC-to-phone, PC-to-fax, free PC-to-PC calling, and free voicemail capabilities.

         AT&T Corp (www.att.com) is among the world's premier voice, video and data communications companies, serving more than 80 million customers, including consumers, businesses and government. With annual revenues of more than $62 billion and 148,000 employees, AT&T provides services to customers worldwide. Backed by the research and development capabilities of AT&T Labs the company runs the world's largest, most sophisticated communications network and has one of the largest digital wireless networks in North America.

          IDT Corporation is a leading full service telecommunications company offering integrated and bundled telephone, Internet access, and Internet telephony services. The company provides global long distance telephone services in 120 countries for individuals, businesses, and other long distance carriers. IDT is also one of the country's largest Internet service companies, providing dial-up access to individuals and dedicated access to corporate customers nationwide. It recently announced plans to release Net2Phone Direct, which will enable users to place calls via the Internet using traditional telephones while still maintaining high sound quality. Net2Phone, Net2Phone Direct, and IDT are trademarks of IDT Corporation.

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the control of AT&T, Net2Phone and IDT, that could cause actual results to differ materially from such statements. The transactions described in this release are subject to shareowner and other approvals and there can be no assurance the transactions will be consummated or that the anticipated results of the transactions will be realized. For a more detailed description of the factors that could affect the companies' future results, please see the companies' filings with the Securities and Exchange Commission. The companies disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of the companies.

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